Exhibit 99.1

FIRST UNITED CORPORATION ANNOUNCES

FOURTH QUARTER 2024 FINANCIAL RESULTS

OAKLAND, MARYLAND— February 5, 2025: First United Corporation (the “Corporation, “we”, “us”, and “our”) (NASDAQ: FUNC), a bank holding company and the parent company of First United Bank & Trust (the “Bank”), today announced financial results for the three- and 12-month periods ended December 31, 2024. Consolidated net income was $6.2 million for the fourth quarter of 2024, or $0.95 per diluted share, compared to $1.8 million, or $0.26 per diluted share, for the fourth quarter of 2023 and $5.8 million, or $0.89 per diluted share, for the third quarter of 2024. For the year ended December 31, 2024, net income was $20.6 million, or $3.15 per diluted share, compared to $15.1 million, or $2.25 per diluted share, for the year ended December 31, 2023.

According to Carissa Rodeheaver, Chairman, President and CEO, “We are proud to announce another strong quarter to conclude the 2024 year.  Loan growth was robust during the quarter as we were able to close a few loans that had been in the pipeline for several months.  Our wealth department was a large contributor to our success during the year as they continue to establish new and grow existing customer relationships.  Throughout 2024 we maintained our pricing and expense discipline ending the year with a strong margin, despite the intense competition in our markets, and a solid efficiency ratio.  Our teams collaborated and demonstrated the First United values as they worked to customize financial solutions for our customers and to support the communities that we serve.  We are excited to enter 2025 with a focus on investing additional resources to grow our loan and deposit market share and increase our wealth presence.”

Financial Highlights:

•	Net interest margin, on a non-GAAP, fully tax equivalent (“FTE”) basis, was 3.48% for the fourth quarter of 2024
•	Loan production was strong, with $72.2 million in commercial loan originations and $23.3 million in residential mortgage originations in the fourth quarter
•	Provision expense increased in the fourth quarter due to loan growth, partially offset by stable asset quality and qualitative factors
•	Deposits increased by $34.4 million due to seasonal fluctuations in municipal deposit balances, partially offset by runoff of retail certificates of deposit due to competitive pricing
•	Operating income, including net gains, was stable compared to the linked quarter
•	Operating expenses decreased by $0.2 million when compared to the linked quarter
•	A cash dividend of $0.22 per common share was declared in the fourth quarter

Income Statement Overview

On a GAAP basis, net income for the fourth quarter of 2024 was $6.2 million. This compares to $5.8 million for the third quarter of 2024 and $1.8 million for the fourth quarter of 2023.

	Q4 2024	Q3 2024	Q4 2023
Net Income, non-GAAP (millions)	$6.2	$5.8	$5.5
Net Income, GAAP (millions)	$6.2	$5.8	$1.8
Diluted net income per share, non-GAAP	$0.95	$0.89	$0.82
Diluted net income per share, GAAP	$0.95	$0.89	$0.26

The $4.4 million increase in quarterly net income year over year was primarily driven by a restructuring of the investment portfolio leading to the recognition of a $3.3 million loss, net of tax, and $0.5 million, net of tax, in accelerated depreciation and lease termination expenses related to branch closures in the fourth quarter of 2023. Net interest income increased by $1.5 million year-over-year driven by a $2.0 million increase in interest and fees on loans resulting from new loans booked at higher rates, the repricing of adjustable-rate loans, and growth in our loan portfolio during 2024. Interest expense was stable when comparing year-over-year quarterly expense. Comparing the fourth quarter of 2024 to the same period of 2023, other operating income was stable and other operating expenses decreased by $0.2 million as a result of a $1.0 million reduction in occupancy and equipment expense related to the accelerated depreciation and lease expenses for the branch closures in the fourth quarter of 2023 and decreased marketing and professional services expenses. These decreases were partially offset by a $0.4 million increase in net other real estate owned (“OREO”) expenses related to gains on sales recognized in 2023 and a $0.3 million increase in data processing expenses due to timing of invoices.

Compared to the linked quarter, net income increased by $0.4 million due primarily to a $0.5 million increase in net interest income driven by a $0.3 million increase in interest and fees on loans as interest expense remained stable. Additionally, salaries and employee benefits decreased by $0.7 million due to reduced incentive pay and health insurance claims. Occupancy and equipment expenses decreased by $0.3 million. These decreases were partially offset by a $0.3 million increase in provision for credit losses related primarily to growth in our loan portfolio, a $0.4 million increase in data processing expenses as a result of increased costs for the core processing system, and timing of invoices for software agreements. We also experienced a $0.4 million increase in other expenses driven primarily by loan workout costs that we deemed to be uncollectible through collateral liquidation.

For the year ended December 31, 2024, net income increased by $5.5 million when compared to the year ended December 31, 2023. Net interest income increased by $3.1 million driven by a $12.2 million increase in interest and fees on loans, partially offset by a $0.9 million decrease in interest income on investments and a $7.7 million increase in interest expense resulting from continued pricing pressure on deposits and our use of the Bank Term Funding Program (“BTFP”). Operating income, including net gains/(losses), increased by $5.4 million due primarily to the $4.2 million loss recognized in 2023 related to the investment portfolio restructuring mentioned above and a $1.1 million increase in wealth management income. Operating expenses decreased by $0.6 million as occupancy and equipment expenses decreased by $1.0 million and other miscellaneous expenses decreased by $0.4 million due primarily to reduced check fraud expenses. These decreases were partially offset by a $0.5 million increase in salaries and employee benefits, a $0.4 million increase in data processing expenses, and a $0.4 million increase in net OREO expenses due to gains on sales of OREO properties recognized in 2023.

Net Interest Income and Net Interest Margin

Net interest income, on a non-GAAP, FTE basis, increased by $1.5 million for the fourth quarter of 2024 when compared to the fourth quarter of 2023. This increase was driven by a $1.5 million increase in interest income. Interest income on loans increased by $2.0 million due to the increase in average balances of $53.9 million and a 36-basis point increase in the overall yield on the loan portfolio as new loans booked at higher rates as well as adjustable-rate loans repricing in correlation to the elevated rate environment. Investment income decreased by $0.2 million due to a decrease of $58.1 million in average balances related to the balance sheet restructuring of our investment portfolio in the fourth quarter of 2023 and the maturity of $37.5 million in U.S. Treasury bonds in the first four months of 2024. We also experienced principal paydowns and maturities in our municipal and mortgage-backed securities (“MBS”) portfolios. The overall yield on the investment portfolio increased by 23 basis points primarily driven by the increased rate on the trust preferred portfolio and the maturity and sale of lower rate investments. Interest expense was stable year over year while increases in interest on demand deposits and money markets were offset by a decrease in interest on brokered certificates of deposit. The average deposit balances increased by $2.6 million when compared to the fourth quarter of 2023. The average balance of interest-bearing demand deposits increased by $22.0 million and retail money market accounts increased by $80.8 million. Average savings deposit balances decreased by $24.4 million and retail time deposits decreased by $19.8 million. Average brokered time deposits decreased by $56.0 million compared to 2023 due to the maturity and repayment of brokered certificates of deposit during 2024.

Comparing the fourth quarter of 2024 to the third quarter of 2024, net interest income, on a non-GAAP, FTE basis, increased by $0.5 million. Interest income increased by $0.5 million during the quarter, primarily due to a $0.3 million increase in interest and fees on loans related to an $18.8 million increase in average balances during the fourth quarter. Interest income on cash balances increased by $0.2 million related to increased balances of $23.2 million, which was partially offset by a 96-basis point decrease in rate in conjunction with rate cuts made by the Federal Reserve to the overnight Federal Funds rate. Interest expense remained stable when comparing the two quarters. During the fourth quarter of 2024, average deposit balances increased by $31.3 million and the cost of deposits decreased by 6 basis points.

Comparing the year ended December 31, 2024 to the year ended December 31, 2023, net interest income, on a non-GAAP, FTE basis, increased by $2.7 million. Interest income increased by $10.4 million. Average loan balances increased by $87.2 million and the overall yield increased by 53 basis points in correlation with the elevated rate environment as new loans were booked at higher rates as well as the repricing of adjustable-rate loans. Interest expense on deposits increased by $6.6 million while the average deposit balances increased by $19.4 million, driven by increases of $6.7 million in demand deposits and $80.1 million in money market balances, partially offset by decreases in savings balances of $39.1 million and brokered time deposits of $33.5 million. Interest expense on short-term borrowings increased by $1.3 million due to the Bank’s utilization of the BTFP program in 2024. The increased interest expense resulted in an overall increase of 56 basis points on the cost of interest-bearing liabilities. The net interest margin was 3.38% and 3.26% for the years ended December 31, 2024 and 2023, respectively.

Non-Interest Income

Other operating income, including net gains/(losses), for the fourth quarter of 2024 increased by $4.4 million when compared to the same period of 2023. The Corporation recognized $4.2 million in losses related to the investment portfolio restructuring in the fourth quarter of 2023 to reinvest lower-yielding securities to fund higher-yielding loan production. Gains on sales of residential mortgages increased by $0.1 million and wealth management increased by $0.2 million when compared to the same period in 2023.

On a linked quarter basis, other operating income, including net gains, was stable. Debit card income increased by $0.1 million due to an annual commission received in the fourth quarter. Miscellaneous income decreased by $0.1 million due to a $0.1 million cash incentive received in the third quarter in connection with check fees.

For the year ended December 31, 2024, other operating income increased by $5.4 million when compared to the same period of 2023. Net gains/(losses) increased by $4.3 million primarily due to the loss recognized in 2023 on the investment portfolio restructuring. Wealth management income increased by $1.1 million due to improving market conditions, increased annuity sales and growth in new and existing customer relationships. Service charge and debit card income was stable when comparing 2024 to 2023.

Non-Interest Expense

Operating expenses decreased by $0.2 million in the fourth quarter of 2024 when compared to the fourth quarter of 2023. Occupancy and equipment expenses decreased by $1.0 million related to depreciation and lease termination expenses recognized in conjunction with announced branch closures in the final quarter of 2023. Marketing and professional services decreased by $0.1 million. These decreases were partially offset by a $0.3 million increase in data processing expenses related to new technology agreements, a $0.4 million increase in net OREO related expenses due to gains from sales of OREO recognized during 2023, and by a $0.1 million increase in salaries and benefits.

Operating expenses decreased by $0.2 million when compared to the linked quarter. Salaries and employee benefits decreased by $0.7 million driven by decreases in incentive pay and life and health insurance expenses due to decreased claims. Equipment and occupancy expenses decreased by $0.3 million when comparing the linked quarters. These decreases were partially offset by a $0.4 million increase in data processing expenses related to increased costs for the core processing system and timing of invoices for software agreements. We also experienced a $0.4 million increase in other expenses driven primarily by loan workout costs that we deemed to be uncollectible through collateral liquidation.

For the year ended December 31, 2024, operating expenses decreased by $0.6 million when compared to the year ended December 31, 2023. The decrease was primarily attributable to a $1.0 million decrease in occupancy and equipment expenses related primarily to the branch closures announced in 2023, a $0.2 million decrease in marketing, and a $0.2 million decrease in professional services expenses. Other miscellaneous expenses decreased by $0.4 million driven by a $0.5 million decrease in check fraud expenses. These decreases were partially offset by $0.5 million in increased salaries and employee benefits related to increased incentives, 401(k) expenses, wellness expenses, and reduced offsets related to loan origination, which were partially offset by reductions in life and health insurance costs. Net OREO costs increased $0.4 million due to gains on the sale of OREO recognized in 2023, and $0.4 million in increased data processing expenses.

The effective income tax rates as a percentage of income for the years ended December 31, 2024 and December 31, 2023 were 24.5% and 22.7%, respectively.

Balance Sheet Overview

Total assets at December 31, 2024 were $2.0 billion, representing a $67.2 million increase since December 31, 2023. During 2024, cash and interest-bearing deposits in other banks increased by $28.6 million. The investment portfolio decreased by $41.5 million due to the maturities of $37.5 million of U.S. Treasury bonds during the year and normal principal amortization and maturities of our MBS and municipal portfolios. Cash proceeds from investments were shifted to gross loans, which increased by $74.1 million. OREO decreased by $1.4 million due to sales of properties. Pension assets increased by $6.6 million resulting from increased market values and deferred tax assets decreased by $2.0 million as we experienced increased fair market values on available for sale (“AFS”) securities and pension assets when compared to December 31, 2023.

Total liabilities at December 31, 2024 were $1.8 billion, representing a $49.7 million increase since December 31, 2023. Total deposits increased by $23.9 million when compared to December 31, 2023 related to increases in interest-bearing demand deposits of $35.9 million and money markets of $61.5 million, partially offset by the decrease of savings deposits by $20.3 million, retail time deposits of $22.4 million, and the repayment of $30.0 million in brokered certificates of deposits. Short-term borrowings increased by $20.0 million since December 31, 2023, which were comprised of $50.0 million in overnight borrowings from the Federal Reserve offset by a shift of approximately $22.0 million from overnight investment sweep balances to FDIC insured accounts as a result of management’s strategy to release pledging of investment securities for municipalities in order to allow those securities to be available for liquidity. The overnight borrowings were replaced with brokered certificates of deposit in January 2025. Long-term borrowings increased by $10.0 million in 2024. Maturities of Federal Home Loan Bank (“FHLB”) advances of $40.0 million in March and $40.0 million in September were fully repaid. During the third quarter and after the Federal Reserve’s announcement that rates would be reduced by 50 basis points, management made the strategic decision to lock in borrowing costs by placing $90.0 million in FHLB advances with maturities of 12- and 18-months at a weighted average rate of 3.89%. Of this amount, $41.1 million was utilized to prepay the principal and accrued interest of the BTFP borrowings at a rate of 4.87% that was scheduled to mature in January of 2025 and approximately $30.0 million was utilized to repay overnight borrowings related to the repayment of the $40.0 million FHLB advance that matured in September at a rate of 4.53%. The remainder was used to fund loan growth in the fourth quarter of 2024.

Total AFS and held-to-maturity (“HTM”) securities totaled $270.0 million at December 31, 2024, representing a $41.5 million decrease when compared to December 31, 2023. In 2024, $37.5 million in U.S. Treasury bonds matured and the proceeds were used to repay the $40.0 million FHLB advance that matured in March. Additionally, there were $4.0 million of maturities in our municipal portfolio and $11.0 million of other principal amortizations in our MBS portfolio. $11.2 million of new investment purchases were made during 2024 to meet our community reinvestment act obligations and to add increased yield to the portfolio. Management intends to hold the portfolio relatively stable in 2025 by reinvesting proceeds from amortization and maturities into new higher yielding securities. The investment portfolio is primarily utilized for liquidity purposes, management of interest sensitivity and collateralization needs.

Outstanding loans of $1.5 billion at December 31, 2024 reflected growth of $32.9 million since September 30, 2024 and $74.1 million since December 31, 2023.

Loan Type (in millions)	Change since September 30, 2024	Change since December 31, 2023
Commercial	$35.5	$63.8
Residential Mortgages	$(0.4)	$18.9
Consumer	$(2.2)	$(8.6)
Gross Loans	$32.9	$74.1

Since December 31, 2023, commercial real estate loans increased by $32.6 million, acquisition and development loans increased by $18.3 million, commercial and industrial loans increased by $12.9 million, residential mortgage loans increased $18.9 million, and consumer loans decreased by $8.6 million.

New commercial loan production for the three months ended December 31, 2024 was approximately $72.2 million.  The pipeline of commercial loans at December 31, 2024 was $11.5 million. At December 31, 2024, unfunded, committed commercial construction loans totaled approximately $5.6 million. Commercial amortization and payoffs were approximately $114.1 million through December 31, 2024, due primarily to pay-offs of short-term commercial loans as well as normal amortizations of the commercial loan portfolio.

New consumer mortgage loan production for the fourth quarter of 2024 was approximately $23.3 million, with most of this production comprised of mortgages to be held on balance sheet.  The pipeline of in-house, portfolio loans as of December 31, 2024 was $5.3 million. The residential mortgage production level decreased in the fourth quarter of 2024 due to the seasonality of this line of business, particularly construction lending. Unfunded commitments related to residential construction loans totaled $13.1 million at December 31, 2024.

Total deposits at December 31, 2024 increased by $23.9 million when compared to December 31, 2023.

Deposit Type (in millions)	Change since September 30, 2024	Change since December 31, 2023
Non-Interest-Bearing	$7.3	$(0.9)
Interest-Bearing Demand	$4.4	$35.9
Savings and Money Market	$21.4	$41.2
Time Deposits	$1.3	$(52.3)
Total Deposits	$34.4	$23.9

Interest-bearing demand deposits increased by $35.9 million in 2024, which included the shift of approximately $22.0 million from overnight investment sweep balances to FDIC insured accounts due to management’s strategy to release pledging of investment securities for municipalities to provide additional liquidity. Money market accounts increased by $61.5 million due primarily to the expansion of current and new relationships throughout the year and a shift from certificates of deposit. Traditional savings accounts decreased by $20.3 million and time deposits decreased by $52.3 million. The decrease in time deposits was due to a decrease of $22.4 million in retail CDs related to maturities of a nine-month special CD promotion in 2023 and the maturity and repayment of $30.0 million in brokered CDs during the year. The Bank has worked closely with customers as these retail CDs mature to transition them to other deposit and wealth management products offered by the Bank.

Short-term borrowings increased by $20.0 million when compared to December 31, 2023 due to an increase of $50.0 million in overnight borrowings from the Federal Reserve offset by a shift of approximately $22.0 million in overnight investment sweep balances into FDIC insured accounts due to management’s strategy to release pledging of investment securities for municipalities to provide additional liquidity. The overnight borrowings were replaced with brokered certificates of deposit in January 2025. Long-term borrowings increased by $10.0 million when compared to December 31, 2023. Maturities of FHLB advances of $40.0 million in March and $40.0 million in September were fully repaid. During the third quarter and after the Federal Reserve’s announcement that rates would be reduced by 50 basis points, management made the strategic decision to lock in borrowing costs by placing $90.0 million in FHLB advances with maturities of 12- and 18-months and a weighted average rate of 3.89%. Of this amount, $41.1 million was utilized to prepay the principal and accrued interest of the BTFP borrowing at a rate of 4.87% that was scheduled to mature in January of 2025 and approximately $30.0 million was utilized to repay overnight borrowings related to the repayment of the September $40.0 million maturity at a rate of 4.53%. The remainder was used to fund loan growth in the fourth quarter of 2024.

The book value of the Corporation’s common stock was $27.71 per basic share at December 31, 2024 compared to $24.38 per share at December 31, 2023. At December 31, 2024, there were 6,471,096 of basic outstanding shares and 6,485,119 of diluted outstanding shares of common stock. In 2024, the Company purchased and retired 201,800 shares of First United Corporation common stock as part of its previously announced stock repurchase plan at an average price of $19.99 per share. The increase in the book value at December 31, 2024 was due to the undistributed net income of $15.1 million and a $5.6 million decrease in accumulated other comprehensive loss in 2024.

Asset Quality

The allowance for credit losses (“ACL”) was $18.2 million at December 31, 2024 compared to $17.5 million at December 31, 2023. The provision for credit losses was $0.5 million for the quarter ended December 31, 2024 compared to $0.4 million for the quarter ended December 31, 2023 and $0.3 million for the third quarter of 2024. The increased provision expense recorded year to date in 2024 was primarily related to $1.3 million in net charge-offs related to one non-accrual commercial loan relationship and growth in our loan portfolio, partially offset by improving qualitative risk factors. Net charge-offs of $0.4 million and $0.2 million were recorded for the quarter ended December 31, 2024 and December 31, 2023, respectively. The ratio of the ACL to loans outstanding was 1.23% at December 31, 2024, which compares to 1.24% at both September 30, 2024 and December 31, 2023.

The ratio of year-to-date net charge offs to average loans was 0.16% for year ended December 31, 2024, and 0.07% for the year ended December 31, 2023. The commercial and industrial portfolio had net charge offs of 0.50% for the year ended December 31, 2024 compared to net charge offs of 0.09% for the year ended December 31, 2023. This increase was due primarily to charge offs of equipment loan balances on one non-accrual commercial relationship during 2024. The consumer portfolio had net charge offs of 1.76% for the year ended December 31, 2024 compared to net charge offs of 1.04% for the year ended December 31, 2023. The increase in net charge offs in consumer loans in 2024 was primarily driven by approximately $0.4 million in charge offs of overdrawn demand deposit balances during the first quarter of 2024 and $0.1 million in charge offs of student loan accounts in the second quarter. Details of the ratios, by loan type, are shown below. Our special assets team continues to actively collect on charged-off loans, resulting in overall low net charge-off ratios.

Ratio of Net (Charge Offs)/Recoveries to Average Loans
Loan Type	12/31/2024 (Charge Off) / Recovery	12/31/2023 (Charge Off) / Recovery
Commercial Real Estate	0.02%	(0.02)%
Acquisition & Development	0.06%	0.01%
Commercial & Industrial	(0.50)%	(0.09)%
Residential Mortgage	0.01%	0.00%
Consumer	(1.76)%	(1.04)%
Total Net (Charge Offs)/Recoveries	(0.16)%	(0.07)%

Non-accrual loans totaled $4.9 million at December 31, 2024 compared to $4.0 million at December 31, 2023. The increase in non-accrual balances at December 31, 2024 was related to two commercial and industrial loan relationships totaling $12.1 million that were moved to non-accrual during the first quarter of 2024. Subsequent to being moved to non-accrual, one of the borrowers liquidated collateral and reduced the balances by $5.5 million. Additionally, a total of $2.8 million in collateral was moved to repossessed assets in the fourth quarter of 2024. $1.3 million in net charge-offs and $3.0 million in principal reduction related to the liquidation of collateral at depressed prices were recognized on the other commercial credit during 2024. The Bank continues to liquidate collateral on both loan relationships.

Non-accrual loans that have been subject to partial charge-offs totaled $0.7 million at December 31, 2024 and $0.1 million at December 31, 2023.  Loans secured by 1-4 family residential real estate properties in the process of foreclosure totaled $1.6 million at December 31, 2024 and $1.8 million at December 31, 2023. As a percentage of the loan portfolio, accruing loans past due 30 days or more was 0.32% at December 31, 2024 compared to 0.24% at December 31, 2023.

ABOUT FIRST UNITED CORPORATION

First United Corporation is a Maryland corporation chartered in 1985 and a financial holding company registered with the Board of Governors of the Federal Reserve System under the Bank Holding Company Act of 1956, as amended, that elected financial holding company status in 2021. The Corporation’s primary business is serving as the parent company of the Bank, First United Statutory Trust I (“Trust I”) and First United Statutory Trust II (together with Trust I, “the Trusts”), both Connecticut statutory business trusts. The Trusts were formed for the purpose of selling trust preferred securities that qualified as Tier 1 capital. The Bank has two consumer finance company subsidiaries- Oak First Loan Center, Inc., a West Virginia corporation, and OakFirst Loan Center, LLC, a Maryland limited liability company – and two subsidiaries that it uses to hold real estate acquired through foreclosure or by deed in lieu of foreclosure – First OREO Trust, a Maryland statutory trust, and FUBT OREO I, LLC, a Maryland limited liability company. In addition, the Bank owns 99.9% of the limited partnership interests in Liberty Mews Limited Partnership, a Maryland limited partnership formed for the purpose of acquiring, developing and operating low-income housing units in Garrett County, Maryland, and a 99.9% non-voting membership interest in MCC FUBT Fund, LLC, an Ohio limited liability company formed for the purpose of acquiring, developing and operating low-income housing units in Allegany County, Maryland. The Corporation’s website is www.mybank.com.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995.  Forward-looking statements do not represent historical facts, but are statements about management's beliefs, plans and objectives about the future, as well as its assumptions and judgments concerning such beliefs, plans and objectives.  These statements are evidenced by terms such as "anticipate," "estimate," "should," "expect," "believe," "intend," and similar expressions.  Although these statements reflect management's good faith beliefs and projections, they are not guarantees of future performance and they may not prove true.  The beliefs, plans and objectives on which forward-looking statements are based involve risks and uncertainties that could cause actual results to differ materially from those addressed in the forward-looking statements.  For a discussion of these risks and uncertainties, see the section of the periodic reports that First United Corporation files with the Securities and Exchange Commission entitled "Risk Factors". In addition, investors should understand that the Corporation is required under generally accepted accounting principles to evaluate subsequent events through the filing of the consolidated financial statements included in its Annual Report on Form 10-K for the year ended December 31, 2024 and the impact that any such events have on our critical accounting assumptions and estimates made as of December 31, 2024, which could require us to make adjustments to the amounts reflected in this press release.

FIRST UNITED CORPORATION

Oakland, MD

Stock Symbol :  FUNC

Financial Highlights - Unaudited

(Dollars in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31,	December 31,	December 31,	December 31,
	2024	2023	2024	2023
Results of Operations:
Interest income	$23,725	$22,191	$91,993	$81,156
Interest expense	8,025	7,997	32,015	24,286
Net interest income	15,700	14,194	59,978	56,870
Provision for credit losses	529	419	2,933	1,620
Other operating income	4,924	4,793	19,411	18,331
Net gains/(losses)	132	(4,184)	414	(3,862)
Other operating expense	12,081	12,309	49,640	50,243
Income before taxes	$8,146	$2,075	$27,230	$19,476
Income tax expense	1,960	317	6,661	4,416
Net income	$6,186	$1,758	$20,569	$15,060

Per share data:
Basic net income per share	$0.95	$0.26	$3.15	$2.25
Diluted net income per share	$0.95	$0.26	$3.15	$2.24
Adjusted Basic net income (1)	$0.95	$0.82	$3.21	$2.81
Adjusted Diluted net income (1)	$0.95	$0.82	$3.21	$2.80
Dividends declared per share	$0.22	$0.20	$0.84	$0.80
Book value	$27.71	$24.38
Diluted book value	$27.65	$24.33
Tangible book value per share	$25.89	$22.56
Diluted Tangible book value per share	$25.83	$22.51

Closing market value	$33.71	$23.51
Market Range:
High	$36.17	$23.51
Low	$29.63	$16.12

Shares outstanding at period end: Basic	6,471,096	6,639,888
Shares outstanding at period end: Diluted	6,485,119	6,653,200

Performance ratios: (Year to Date Period End, annualized)
Return on average assets	1.06%	0.78%
Adjusted return on average assets (1)	1.08%	0.97%
Return on average shareholders' equity	12.16%	9.68%
Adjusted return on average shareholders' equity (1)	12.42%	12.08%
Net interest margin (Non-GAAP), includes tax exempt income of $229 and $626	3.38%	3.26%
Net interest margin GAAP	3.36%	3.22%
Efficiency ratio - non-GAAP (2)	61.31%	65.12%

(1) See reconciliation of this non-GAAP financial measure provided elsewhere herein.

(2) Efficiency ratio is a non-GAAP measure calculated by dividing total operating expenses by the sum of tax equivalent net interest income and other operating income, less gains/(losses) on sales of securities and/or fixed assets.

	December 31,	December 31,
	2024	2023
Financial Condition at period end:
Assets	$1,973,022	$1,905,860
Earning assets	$1,758,665	$1,725,236
Gross loans	$1,480,793	$1,406,667
Commercial Real Estate	$526,364	$493,703
Acquisition and Development	$95,314	$77,060
Commercial and Industrial	$287,534	$274,604
Residential Mortgage	$518,815	$499,871
Consumer	$52,766	$61,429
Investment securities	$269,991	$311,466
Total deposits	$1,574,829	$1,550,977
Noninterest bearing	$426,737	$427,670
Interest bearing	$1,148,092	$1,123,307
Shareholders' equity	$179,295	$161,873
		.
Capital ratios:

Tier 1 to risk weighted assets	14.70%	14.42%
Common Equity Tier 1 to risk weighted assets	12.79%	12.44%
Tier 1 Leverage	11.88%	11.30%
Total risk based capital	15.92%	15.64%

Asset quality:

Net charge-offs for the quarter	$(362)	$(195)
Nonperforming assets: (Period End)
Nonaccrual loans	$4,931	$3,956
Loans 90 days past due and accruing	918	543

Total nonperforming loans and 90 day past due	$5,849	$4,499

Other real estate owned	$3,062	$4,493
Other repossessed assets	$2,802	$55
Modified loans	$1,006	$-

Allowance for credit losses to gross loans	1.23%	1.24%
Allowance for credit losses to non-accrual loans	368.49%	441.86%
Allowance for credit losses to non-performing assets	155.13%	193.21%
Non-performing and 90 day past due loans to total loans	0.39%	0.32%
Non-performing loans and 90 day past due loans to total assets	0.30%	0.24%
Non-accrual loans to total loans	0.33%	0.28%
Non-performing assets to total assets	0.59%	0.47%

FIRST UNITED CORPORATION

Oakland, MD

Stock Symbol :  FUNC

Financial Highlights - Unaudited

	December 31,	September 30,	June 30,	March 31,	December 31,	September 30,	June 30,	March 31,
(Dollars in thousands, except per share data)	2024	2024	2024	2024	2023	2023	2023	2023
Results of Operations:
Interest income	$23,725	$23,257	$23,113	$21,898	$22,191	$21,164	$19,972	$17,829
Interest expense	8,025	8,029	7,875	8,086	7,997	7,180	5,798	3,311
Net interest income	15,700	15,228	15,238	13,812	14,194	13,984	14,174	14,518
Provision for credit losses	529	264	1,194	946	419	263	395	543
Other operating income	4,924	4,912	4,782	4,793	4,793	4,716	4,483	4,339
Net gains/(losses)	132	141	59	82	(4,184)	182	86	54
Other operating expense	12,081	12,314	12,364	12,881	12,309	12,785	12,511	12,638
Income before taxes	$8,146	$7,703	$6,521	$4,860	$2,075	$5,834	$5,837	$5,730
Income tax expense	1,960	1,932	1,607	1,162	317	1,321	1,423	1,355
Net income	$6,186	$5,771	$4,914	$3,698	$1,758	$4,513	$4,414	$4,375

Per share data:
Basic net income per share	$0.95	$0.89	$0.75	$0.56	$0.26	$0.67	$0.66	$0.66
Diluted net income per share	$0.95	$0.89	$0.75	$0.56	$0.26	$0.67	$0.66	$0.65
Adjusted basic net income (1)	$0.95	$0.89	$0.75	$0.62	$0.82	$0.67	$0.66	$0.66
Adjusted diluted net income (1)	$0.95	$0.89	$0.75	$0.62	$0.82	$0.67	$0.66	$0.65
Dividends declared per share	$0.22	$0.22	$0.22	$0.20	$0.20	$0.20	$0.62	$0.20
Book value	$27.71	$26.90	$25.39	$24.89	$24.38	$23.08	$23.12	$22.85
Diluted book value	$27.65	$26.84	$25.34	$24.86	$24.33	$23.03	$23.07	$22.81
Tangible book value per share	$25.89	$25.06	$23.55	$23.08	$22.56	$21.27	$21.29	$21.01
Diluted Tangible book value per share	$25.83	$25.01	$23.49	$23.05	$22.51	$21.22	$21.25	$20.96

Closing market value	$33.71	$29.84	$20.42	$22.91	$23.51	$16.23	$14.26	$16.89
Market Range:
High	$36.17	$30.77	$22.88	$23.85	$23.51	$17.34	$17.01	$20.41
Low	$29.63	$20.40	$19.40	$21.21	$16.12	$13.70	$12.56	$16.75

Shares outstanding at period end: Basic	6,471,096	6,468,625	6,465,601	6,648,645	6,639,888	6,715,170	6,711,422	6,688,710
Shares outstanding at period end: Diluted	6,485,119	6,482,648	6,479,624	6,657,239	6,653,200	6,728,482	6,724,734	6,703,252

Performance ratios: (Year to Date Period End, annualized)
Return on average assets	1.06%	0.99%	0.89%	0.76%	0.78%	0.93%	0.95%	0.94%
Adjusted return on average assets (1)	1.08%	1.01%	0.98%	0.85%	0.94%	0.93%	0.95%	0.94%
Return on average shareholders' equity	12.16%	11.52%	10.48%	9.07%	9.68%	11.44%	11.43%	11.87%
Adjusted return on average shareholders' equity (1)	12.42%	11.78%	11.52%	10.11%	11.87%	11.44%	11.43%	11.87%
Net interest margin (Non-GAAP), includes tax exempt income of $53 and $76	3.38%	3.34%	3.31%	3.12%	3.26%	3.30%	3.39%	3.53%
Net interest margin GAAP	3.36%	3.32%	3.29%	3.10%	3.22%	3.25%	3.34%	3.48%
Efficiency ratio - non-GAAP (1)	61.31%	62.46%	63.48%	65.71%	65.12%	66.41%	66.00%	67.02%

(1) Efficiency ratio is a non-GAAP measure calculated by dividing total operating expenses by the sum of tax equivalent net interest income and other operating income, less gains/(losses) on sales of securities and/or fixed assets.

	December 31,	September 30,	June 30,	March 31,	December 31,	September 30,	June 30,	March 31,
	2024	2024	2024	2024	2023	2023	2023	2023
Financial Condition at period end:
Assets	$1,973,022	$1,916,126	$1,868,599	$1,912,953	$1,905,860	$1,928,201	$1,928,393	$1,937,442
Earning assets	$1,758,665	$1,722,346	$1,695,425	$1,695,962	$1,725,236	$1,717,244	$1,707,522	$1,652,688
Gross loans	$1,480,793	$1,447,883	$1,422,975	$1,412,327	$1,406,667	$1,380,019	$1,350,038	$1,289,080
Commercial Real Estate	$526,364	$502,828	$506,273	$492,819	$493,703	$491,284	$483,485	$453,356
Acquisition and Development	$95,314	$92,909	$88,215	$83,424	$77,060	$79,796	$79,003	$76,980
Commercial and Industrial	$287,534	$277,994	$260,168	$274,722	$274,604	$254,650	$249,683	$241,959
Residential Mortgage	$518,815	$519,168	$511,354	$501,990	$499,871	$491,686	$475,540	$456,198
Consumer	$52,766	$54,984	$56,965	$59,372	$61,429	$62,603	$62,327	$60,587
Investment securities	$269,991	$267,214	$267,151	$278,716	$311,466	$330,053	$350,844	$357,061
Total deposits	$1,574,829	$1,540,395	$1,537,071	$1,563,453	$1,550,977	$1,575,069	$1,579,959	$1,591,285
Noninterest bearing	$426,737	$419,437	$423,970	$422,759	$427,670	$429,691	$466,628	$468,554
Interest bearing	$1,148,092	$1,120,958	$1,113,101	$1,140,694	$1,123,307	$1,145,378	$1,113,331	$1,122,731
Shareholders' equity	$179,295	$173,979	$164,177	$165,481	$161,873	$154,990	$155,156	$152,868

Capital ratios:

Tier 1 to risk weighted assets	14.70%	14.61%	14.51%	14.58%	14.42%	14.60%	14.40%	14.90%
Common Equity Tier 1 to risk weighted assets	12.79%	12.66%	12.54%	12.60%	12.44%	12.60%	12.40%	12.82%
Tier 1 Leverage	11.88%	11.88%	11.69%	11.48%	11.30%	11.25%	11.25%	11.47%
Total risk based capital	15.92%	15.83%	15.75%	15.83%	15.64%	15.81%	15.60%	16.15%

Asset quality:

Net (charge-offs)/recoveries for the quarter	$(362)	$(109)	$(1,309)	$(459)	$(195)	$(83)	$(398)	$(245)
Nonperforming assets: (Period End)
Nonaccrual loans	$4,931	$8,073	$9,438	$16,007	$3,956	$3,479	$2,972	$3,258
Loans 90 days past due and accruing	918	538	526	120	543	145	160	87
Total nonperforming loans and 90 day past due	$5,849	$8,611	$9,964	$16,127	$4,499	$3,624	$3,132	$3,345

Other real estate owned	$3,062	$2,860	$2,978	$4,402	$4,493	$4,878	$4,482	$4,598
Other repossessed assets	$2,802	$42	$32	$68	$55	$41	$-	$8
Modified loans	$1,006	$1,016	$893	$-	$-	$-	$-	$-

Allowance for credit losses to gross loans	1.23%	1.24%	1.26%	1.27%	1.24%	1.24%	1.25%	1.31%
Allowance for credit losses to non-accrual loans	368.49%	223.09%	189.90%	112.34%	441.86%	492.84%	568.81%	517.83%
Allowance for credit losses to non-performing assets	155.13%	157.00%	138.49%	87.59%	193.21%	473.12%	539.79%	212.40%
Non-performing and 90 day past due loans to total loans	0.39%	0.59%	0.70%	1.14%	0.32%	0.26%	0.23%	0.26%
Non-performing loans and 90 day past due loans to total assets	0.30%	0.45%	0.53%	0.84%	0.24%	0.19%	0.16%	0.17%
Non-accrual loans to total loans	0.33%	0.56%	0.66%	1.13%	0.28%	0.25%	0.22%	0.25%
Non-performing assets to total assets	0.59%	0.60%	0.69%	1.07%	0.47%	0.44%	0.39%	0.41%

(Dollars in thousands - Unaudited)	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024	December 31, 2023
Assets
Cash and due from banks	$77,020	$61,140	$43,635	$85,578	$48,343
Interest bearing deposits in banks	1,307	1,252	1,457	1,354	1,410
Cash and cash equivalents	78,327	62,392	45,092	86,932	49,753
Investment securities – available for sale (at fair value)	94,494	93,160	92,954	95,580	97,169
Investment securities – held to maturity (at cost)	175,497	174,054	174,197	183,136	214,297
Restricted investment in bank stock, at cost	5,768	5,765	3,395	3,390	5,250
Loans held for sale	806	232	447	175	443
Loans	1,480,793	1,447,883	1,422,975	1,412,327	1,406,667
Unearned fees	(442)	(333)	(306)	(314)	(340)
Allowance for credit losses	(18,170)	(18,010)	(17,923)	(17,982)	(17,480)
Net loans	1,462,181	1,429,540	1,404,746	1,394,031	1,388,847
Premises and equipment, net	30,081	30,704	29,688	30,268	31,459
Goodwill and other intangible assets	11,773	11,856	11,938	12,021	12,103
Bank owned life insurance	48,952	48,608	48,267	47,933	47,607
Deferred tax assets	9,989	9,357	11,214	10,736	11,948
Other real estate owned, net	3,062	2,860	2,978	4,402	4,493
Operating lease asset	1,204	1,163	1,230	1,299	1,367
Pension asset	17,824	16,268	12,850	13,022	11,208
Accrued interest receivable and other assets	33,064	30,167	29,603	30,028	29,916
Total Assets	$1,973,022	$1,916,126	$1,868,599	$1,912,953	$1,905,860
Liabilities and Shareholders’ Equity
Liabilities:
Non-interest bearing deposits	$426,737	$419,437	$423,970	$422,759	$427,670
Interest bearing deposits	1,148,092	1,120,958	1,113,101	1,140,694	1,123,307
Total deposits	1,574,829	1,540,395	1,537,071	1,563,453	1,550,977
Short-term borrowings	65,409	50,206	62,564	79,494	45,418
Long-term borrowings	120,929	120,929	70,929	70,929	110,929
Operating lease liability	1,384	1,343	1,412	1,484	1,556
Allowance for credit loss on off balance sheet exposures	863	856	801	858	873
Accrued interest payable and other liabilities	28,889	26,994	30,352	29,925	32,904
Dividends payable	1,424	1,424	1,293	1,329	1,330
Total Liabilities	1,793,727	1,742,147	1,704,422	$1,747,472	1,743,987
Shareholders’ Equity:
Common Stock – par value $0.01 per share; Authorized 25,000,000 shares; issued and outstanding 6,471,096 shares at December 31, 2024 and 6,639,888 at December 31, 2023	65	65	65	66	66
Surplus	20,476	20,288	20,280	23,865	23,734
Retained earnings	189,002	184,239	179,892	176,272	173,900
Accumulated other comprehensive loss	(30,248)	(30,613)	(36,060)	(34,722)	(35,827)
Total Shareholders’ Equity	179,295	173,979	164,177	165,481	161,873
Total Liabilities and Shareholders’ Equity	$1,973,022	$1,916,126	$1,868,599	$1,912,953	$1,905,860

		2024					2023
	Year to Date	Q4	Q3	Q2	Q1	Year to Date	Q4	Q3	Q2	Q1
In thousands	(Unaudited)
Interest income
Interest and fees on loans	$81,756	$21,299	$21,018	$20,221	$19,218	$69,569	$19,290	$18,055	$16,780	$15,444
Interest on investment securities						—
Taxable	6,760	1,672	1,647	1,697	1,744	7,173	1,834	1,792	1,779	1,768
Exempt from federal income tax	209	47	56	53	53	714	53	123	268	270
Total investment income	6,969	1,719	1,703	1,750	1,797	7,887	1,887	1,915	2,047	2,038
Other	3,268	707	536	1,142	883	3,700	1,014	1,194	1,145	347
Total interest income	91,993	23,725	23,257	23,113	21,898	81,156	22,191	21,164	19,972	17,829
Interest expense
Interest on deposits	25,828	6,585	6,579	6,398	6,266	19,198	6,498	5,672	4,350	2,678
Interest on short-term borrowings	1,477	40	467	509	461	147	54	33	29	31
Interest on long-term borrowings	4,710	1,400	983	968	1,359	4,941	1,445	1,475	1,419	602
Total interest expense	32,015	8,025	8,029	7,875	8,086	24,286	7,997	7,180	5,798	3,311
Net interest income	59,978	15,700	15,228	15,238	13,812	56,870	14,194	13,984	14,174	14,518
Credit loss expense/(credit)
Loans	2,929	522	195	1,251	961	1,700	530	322	434	414
Debt securities held to maturity	14	—	14	—	—	45	—	45	—	—
Off balance sheet credit exposures	(10)	7	55	(57)	(15)	(125)	(111)	(104)	(39)	129
Provision for credit losses	2,933	529	264	1,194	946	1,620	419	263	395	543
Net interest income after provision for credit losses	57,045	15,171	14,964	14,044	12,866	55,250	13,775	13,721	13,779	13,975
Other operating income
Net losses on investments, available for sale	—	—	—	—	—	(4,214)	(4,214)	—	—	—
Gains on sale of residential mortgage loans	414	132	141	59	82	381	59	182	86	54
Losses on disposal of fixed assets	—	—	—	—	—	(29)	(29)	—	—	—
Net gains/(losses)	414	132	141	59	82	(3,862)	(4,184)	182	86	54
Other Income
Service charges on deposit accounts	2,220	553	555	556	556	2,198	567	569	546	516
Other service charges	887	211	236	225	215	929	223	230	244	232
Trust department	9,094	2,323	2,328	2,255	2,188	8,282	2,148	2,139	2,025	1,970
Debit card income	4,065	1,134	1,000	999	932	4,101	1,120	995	1,031	955
Bank owned life insurance	1,345	345	340	334	326	1,261	325	320	311	305
Brokerage commissions	1,449	295	297	362	495	1,160	360	245	258	297
Other	351	63	156	51	81	400	50	218	68	64
Total other income	19,411	4,924	4,912	4,782	4,793	18,331	4,793	4,716	4,483	4,339
Total other operating income	19,825	5,056	5,053	4,841	4,875	14,469	609	4,898	4,569	4,393
Other operating expenses
Salaries and employee benefits	28,029	6,456	7,160	7,256	7,157	27,520	6,390	6,964	6,870	7,296
FDIC premiums	1,070	260	256	285	269	992	268	254	277	193
Equipment	2,675	490	627	635	923	3,157	912	718	747	780
Occupancy	2,878	563	709	652	954	3,441	1,169	745	742	785
Data processing	5,761	1,688	1,333	1,422	1,318	5,384	1,384	1,388	1,306	1,306
Marketing	674	205	151	184	134	833	311	242	160	120
Professional services	1,948	536	477	449	486	2,133	631	488	520	494
Contract labor	597	181	149	84	183	616	170	155	157	134
Telephone	408	99	97	103	109	466	125	115	116	110
Other real estate owned	271	47	124	14	86	(89)	(370)	139	18	124
Investor relations	293	65	84	91	53	345	65	74	123	83
Contributions	234	53	65	66	50	229	12	74	79	64
Other	4,802	1,438	1,082	1,123	1,159	5,216	1,242	1,429	1,396	1,149
Total other operating expenses	49,640	12,081	12,314	12,364	12,881	50,243	12,309	12,785	12,511	12,638
Income before income tax expense	27,230	8,146	7,703	6,521	4,860	19,476	2,075	5,834	5,837	5,730
Provision for income tax expense	6,661	1,960	1,932	1,607	1,162	4,416	317	1,321	1,423	1,355
Net Income	$20,569	$6,186	$5,771	$4,914	$3,698	$15,060	$1,758	$4,513	$4,414	$4,375
Basic net income per common share	$3.15	$0.95	$0.89	$0.75	$0.56	$2.25	$0.26	$0.67	$0.66	$0.66
Diluted net income per common share	$3.15	$0.95	$0.89	$0.75	$0.56	$2.24	$0.26	$0.67	$0.66	$0.65
Weighted average number of basic shares outstanding	6,527	6,470	6,468	6,527	6,642	6,649	6,649	6,714	6,704	6,675
Weighted average number of diluted shares outstanding	6,540	6,484	6,482	6,537	6,655	6,663	6,663	6,728	6,718	6,697
Dividends declared per common share	$0.84	$0.22	$0.22	$0.20	$0.20	$0.80	$0.20	$0.20	$0.20	$0.20

Non-GAAP Financial Measures (unaudited)

Reconciliation of as reported (GAAP) and non-GAAP financial measures

The following tables below provide a reconciliation of certain financial measures calculated under generally accepted accounting principles ("GAAP") (as reported) and non-GAAP. A non-GAAP financial measure is a numerical measure of historical or future financial performance, financial position or cash flows that excludes or includes amounts that are required to be disclosed in the most directly comparable measure calculated and presented in accordance with GAAP in the United States. The Company’s management believes the presentation of non-GAAP financial measures provide investors with a greater understanding of the Company’s operating results in addition to the results measured in accordance with GAAP. While management uses these non-GAAP measures in its analysis of the Company’s performance, this information should not be viewed as a substitute for financial results determined in accordance with GAAP or considered to be more important than financial results determined in accordance with GAAP.

The following non-GAAP financial measures exclude losses on the sale of Available for Sale Securities and accelerated depreciation expenses related to the branch closures.

	Three months ended December 31,		Twelve months ended December 31,
	2024	2023	2024	2023
(in thousands, except for per share amount)
Net income - as reported	$6,186	$1,758	$20,569	$15,060
Adjustments:
	-	4,214	-	4,214
Accelerated depreciation expenses	—	623	562	623
Income tax effect of adjustments	—	(1,097)	(137)	(1,097)
Adjusted net income (non-GAAP)	$6,186	$5,498	$20,994	$18,800

Diluted earnings per share - as reported	$0.95	$0.26	$3.15	$2.24
Adjustments:
Loss on sale of securities	—	0.63	—	0.63
Accelerated depreciation expenses	—	0.09	0.08	0.09
Income tax effect of adjustments	—	(0.16)	(0.02)	(0.16)
Adjusted diluted earnings per share (non-GAAP)	$0.95	$0.82	$3.21	$2.80

	As of or for the three months ended		As of or for the twelve months ended
	December 31,		December 31,
(in thousands, except per share data)	2024	2023	2024	2023
Per Share Data
Basic net income per share (1) - as reported	$0.95	$0.26	$3.15	$2.25
Basic net income per share (1) - non-GAAP	0.95	0.82	3.21	2.81
Diluted net income per share (1) - as reported	$0.95	$0.26	$3.15	$2.24
Diluted net income per share (1) - non-GAAP	0.95	0.82	3.21	2.80
Basic book value per share	$27.71	$24.38
Diluted book value per share	$27.65	$24.33

Significant Ratios:	As of or for the twelve months ended
	December 31,
Return on Average Assets (1) - as reported	1.06%	0.78%
Loss on sale of securities	-%	0.22%
Accelerated depreciation expenses	0.03%	0.03%
Income tax effect of adjustments	(0.01)%	(0.06)%
Adjusted Return on Average Assets (1) (non-GAAP)	1.08%	0.97%

Return on Average Equity (1) - as reported	12.16%	9.68%
Loss on sale of securities	-%	2.71%
Accelerated depreciation expenses	0.34%	0.40%
Income tax effect of adjustments	(0.08)%	(0.71)%
Adjusted Return on Average Equity (1) (non-GAAP)	12.42%	12.08%

(1) See reconcilation of this non-GAAP financial measure provided elsewhere herein.

	Three Months Ended
	December 31
	2024			2023
(dollars in thousands)	Average Balance	Interest	Average Yield/Rate	Average Balance	Interest	Average Yield/Rate
Assets
Loans	$1,452,332	$21,313	5.84%	$1,398,393	$19,308	5.48%
Investment Securities:
Taxable	275,785	1,672	2.41%	332,545	1,834	2.19%
Non taxable	6,758	86	5.06%	8,107	96	4.70%
Total	282,543	1,758	2.48%	340,652	1,930	2.25%
Federal funds sold	56,552	628	4.42%	60,400	907	5.96%
Interest-bearing deposits with other banks	3,138	16	2.03%	1,867	22	4.68%
Other interest earning assets	5,767	63	4.35%	5,251	85	6.42%
Total earning assets	1,800,332	23,778	5.25%	1,806,563	22,252	4.89%
Allowance for credit losses	(18,199)			(17,304)
Non-earning assets	162,438			194,309
Total Assets	$1,944,571			$1,983,568
Liabilities and Shareholders’ Equity
Interest-bearing demand deposits	$388,451	$1,747	1.79%	$366,450	$1,440	1.56%
Interest-bearing money markets - retail	446,230	3,721	3.32%	365,439	3,135	3.40%
Interest-bearing money markets - brokered	110	1	3.62%	—	—	—%
Savings deposits	172,342	45	0.10%	196,777	51	0.10%
Time deposits - retail	143,424	1,071	2.97%	163,253	1,122	2.73%
Time deposits - brokered	—	—	—%	56,006	751	5.32%
Short-term borrowings	12,797	40	1.24%	43,693	55	0.50%
Long-term borrowings	120,928	1,400	4.61%	110,929	1,445	5.17%
Total interest-bearing liabilities	1,284,282	8,025	2.49%	1,302,547	7,999	2.44%
Non-interest-bearing deposits	449,878			487,012
Other liabilities	33,904			35,957
Shareholders’ Equity	176,507			158,052
Total Liabilities and Shareholders’ Equity	$1,944,571			$1,983,568
Net interest income and spread		$15,753	2.76%		$14,253	2.45%
Net interest margin			3.48%			3.13%

	Twelve Months Ended
	December 31,
	2024			2023
(dollars in thousands)	Average Balance	Interest	Average Yield/ Rate	Average Balance	Interest	Average Yield/ Rate
Assets
Loans	$1,427,351	$81,819	5.73%	$1,340,118	$69,631	5.20%
Investment Securities:
Taxable	285,661	6,760	2.37%	335,888	7,173	2.14%
Non taxable	7,538	375	4.97%	18,471	1,279	6.92%
Total	293,199	7,135	2.43%	354,359	8,452	2.39%
Federal funds sold	55,117	2,874	5.21%	65,131	3,409	5.23%
Interest-bearing deposits with other banks	2,009	91	4.53%	2,585	93	3.60%
Other interest earning assets	4,565	303	6.64%	4,048	198	4.89%
Total earning assets	1,782,241	92,222	5.17%	1,766,241	81,782	4.63%
Allowance for loan losses	(18,064)			(16,561)
Non-earning assets	182,548			199,474
Total Assets	$1,946,725			$1,949,154
Liabilities and Shareholders’ Equity
Interest-bearing demand deposits	$368,725	6,288	1.71%	$362,070	$4,814	1.33%
Interest-bearing money markets - retail	413,353	14,287	3.46%	333,274	8,672	2.60%
Interest-bearing money markets - brokered	55	3	5.45%	—	—	—%
Savings deposits	180,393	183	0.10%	219,516	240	0.11%
Time deposits - retail	147,193	4,226	2.87%	141,921	2,872	2.02%
Time deposits - brokered	15,697	841	5.36%	49,209	2,600	5.28%
Short-term borrowings	58,444	1,477	2.53%	47,968	147	0.31%
Long-term borrowings	92,213	4,710	5.11%	94,271	4,941	5.24%
Total interest-bearing liabilities	1,276,073	32,015	2.51%	1,248,229	24,286	1.95%
Non-interest-bearing deposits	468,137			512,496
Other liabilities	33,326			32,320
Shareholders’ Equity	169,189			156,109
Total Liabilities and Shareholders’ Equity	$1,946,725			$1,949,154
Net interest income and spread		$60,207	2.66%		$57,496	2.68%
Net interest margin			3.38%			3.26%